UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

ROBERT J. TANNOR

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 9, 2023, Paragon Technologies, Inc. issued a letter to shareholders relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Technologies Files Litigation Against OPT Directors for Breach of Fiduciary Duties and Entrenchment Actions

EASTON, PA – October 9, 2023

Dear Shareholders of Ocean Power Technologies:

Paragon Technologies, Inc. (“Paragon”) (OTC PINK:PGNT), a diversified holding company, owns approximately 3.9% of the outstanding shares of the Company, which we believe makes Paragon the single largest shareholder in OPT.

This week Paragon commenced litigation against Ocean Power Technologies, Inc. board of directors – Terence J. Cyran, Peter E. Slaiby, Clyde W. Hewlett, Natalie Lorenz-Anderson, Diana G. Purcel -- and CEO Philip Stratmann alleging violation of their fiduciary duty as directors of the Company.

Despite Paragon’s numerous efforts and attempts to exercise its most basic lawful right as a shareholder, we believe OPT’s board has taken and continues to take deliberate measures to prevent Paragon from doing so.

Paragon wrote to OPT’s board a letter expressing our urgent concerns relating to the Company’s future viability given what we believe to be OPT’s alarming and precipitous financial record including:

•	A lack of a coherent, measurable, and accountable business plan.
•	Excessive and increasing director and executive compensation while OPT expenses and losses increase.
•	Continued assurances from CEO Stratmann and CFO Bob Powers that OPT’s “strategy is working,” and costs are being managed “tightly” while OPT continues to report growing losses and expenses.

In that letter, Paragon requested that its three directors be appointed to a six-member OPT Board, given that Paragon believes it is OPT’s largest shareholder. Rather than engage in a constructive dialogue with Paragon, OPT immediately adopted what we believe to be the most burdensome and extreme nomination by-laws found in the market today.

We believe that the timing of the Amended By-laws reflects an improper entrenchment purpose, and that the adoption of the By-laws may constitute a violation of the board’s fiduciary duties. We also believe that the OPT board has used these burdensome advance notice provisions, not in the way intended under Delaware law, but to block Paragon’s efforts to nominate a slate of directors.

Furthermore, on July 20, 2023, Paragon submitted an exemption request to OPT requesting an exemption to OPT’s suddenly adopted poison pill granting Paragon the right to acquire up to 19.9% of the Company’s common stock after having confirmed that the ownership by Paragon of up to 19.9% of OPT’s outstanding shares should not place in jeopardy any of OPT’s net operating losses. It has been over 60 days since Paragon made its exemption request and OPT has continued to ignore our request.

Unlike the incumbent board and executives of OPT who collectively own less than 1% of the Company, Paragon is demonstrating its confidence in its director nominees’ abilities in restructuring and revitalizing OPT through significant ownership of more equity.

Despite OPT’s statements that they are committed to driving value for “all shareholders,” we strongly believe – based on management’s actions, not words – that the current board is engaging in self-serving entrenchment tactics by taking conspicuously timed measures designed to entrench and perpetuate their roles as directors and executives.

On September 14, 2023, OPT announced its Fiscal 2024 First Quarter results. Yet again, despite 21% and 29% increases in losses and expenses, respectively, CEO Stratmann touts his pleasure with OPT’s performance and claims that their “strategy is working” while CFO Robert F. Powers tells shareholders that they “continue to manage costs tightly.”

We strongly condemn these statements which we believe to be fundamentally misleading to all OPT shareholders. OPT’s losses and expenses are growing. Shares outstanding increased by over 2.4 million shares as the Company continues to dilute shareholders to fund the increasing losses.

The strategy, if there is one, is not working. Costs are not being managed. OPT shareholders are suffering, and Paragon is determined to hold each individual director of OPT personally accountable for these actions to the fullest extent permitted by law.

If OPT is indeed committed to doing what is best for all shareholders, then OPT should let shareholders determine who they want to run their Company instead of implementing measures to deny Paragon its lawful right to represent OPT shareholders.

“OPT is a company in dire need of a management change,” says Sham Gad, Chairman of Paragon Technologies. “Since 2008, OPT’s share price has nose-dived from $3,600 per share to less than 40 cents today.” “Since OPT’s restructured executive team and directors were put in place the financial degradation of OPT has gotten exponentially worse.”

“OPT no longer has the luxury of time. Current management has taken a cash balance of over $80 million as of April 30, 2021 and brought it down to under $25 million as of July 31, 2023,” commented Mr. Gad, “yet during that time the company has failed to generate a single nickel of profitability, and whatever revenues OPT has mustered to earn have been consumed by the salaries and fees paid to the officers and directors. OPT can no longer be trusted under the current management scheme.”

Mr. Gad further states, “We have assembled a slate of directors that is imminently qualified to execute our strategy for long-term value creation because we have done just that – not once but twice.”

From January 2015 through Sep 30, 2023, under the leadership of Mr. Gad, Paragon shares have advanced by over 900% versus 109% and 179% for the S&P 500 and NASDAQ, respectively.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Toll-Free Phone: 855-200-8651

Email: OPTT@allianceadvisors.com

Please email us at ir@pgntgroup.com if you would like to learn more.

The biographies of our director nominees follow:

Hesham (Sham) Gad, has been Chief Executive Officer of Paragon Technologies, Inc. (OTC PINK:PGNT), since June 2014, Chairman of Paragon’s Board of Directors since March 2012, and a director of Paragon since October 2010. Paragon is a holding company with diverse business activities, including material handling and order processing solutions, distribution of IT equipment, consumer electronics and appliances, and real estate investments. As Chief Executive Officer, Mr. Gad drives strategy and is responsible for all capital allocation decisions at Paragon. He led the successful reorganization of Paragon’s wholly-owned subsidiary, SI Systems and the subsequent acquisition of SED International de Colombia. Mr. Gad’s efforts included the direct recruitment of a new executive operational team, the renegotiation of substantially all of Paragon’s legacy contracts, and overseeing and implementing Paragon’s acquisition and growth strategy.

Jack H. Jacobs has been a director of Paragon Technologies, Inc. since 2012. Colonel Jacobs is the Melcher Family Senior Fellow of Politics and Professor of Humanities and Public Affairs at the United States Military Academy at West Point, and a principal of The Fitzroy Group, Ltd., a firm that specializes in the development of residential real estate in London for over 20 years. He has served as an on-air military analyst for NBC News since 2002, where shows on which he appeared were nominated for Emmys. Colonel Jacobs was a co-founder and Chief Operating Officer of AutoFinance Group Inc., one of the firms to pioneer the securitization of debt instruments, from 1988 to 1989; the firm was subsequently sold to KeyBank. He was a Managing Director of Bankers Trust Corporation, a diversified financial institution and investment bank, where he ran foreign exchange options worldwide and was a partner in the institutional hedge fund business.

Colonel Jacobs’ military career included two tours of duty in Vietnam where he was among the most highly decorated soldiers, earning three Bronze Stars, two Silver Stars, and the Medal of Honor, the nation’s highest combat decoration. Colonel Jacobs is a member of the Board of Trustees of the USO of New York. Colonel Jacobs received a Bachelor of Arts and a Master’s degree from Rutgers University.

Samuel S. Weiser has been a director of Paragon Technologies, Inc. since 2012. Mr. Weiser is also Founder, President and Chief Executive Officer of Foxdale Management LLC, a consulting firm that provides operational consulting, strategic planning, and litigation support services in securities related disputes, which has been operating since 2003. From August 2009 until April 2015, he was a member of the Board of Directors and from August 2014 until April 2015 was Executive Chairman of Premier Exhibitions, Inc., a provider of museum quality touring exhibitions then listed on Nasdaq. In addition, Mr. Weiser served as President and Chief Executive Officer of Premier Exhibitions, Inc. from November 2011 until June 2014. He received his B.A. in Economics from Colby College and a M.A. in Accounting from George Washington University.

Shawn M. Harpen, is currently the Chief Executive Officer and Advisor of Px3 Legal Consulting Corporation in California, which she founded in 2022 to assist clients in governance, policy development, and other matters. Ms. Harpen, an attorney with more than 20 years of experience, turned her focus to climate change and environmental, social, and governance (ESG) matters after establishing in 2010 the legal department of Patron Spirits International AG, which manufactures and distributes alcoholic beverages, and serving as its Chief Legal Officer, General Counsel, and Chief Compliance Officer for nearly a decade. In 2018, she guided Patron through its sale to Bacardi Limited and remained with the organization for another year to assist with integration.  From 2008 to 2010, she was a partner with Jones Day and, from 2001 to 2008, she was an attorney with McDermott Will & Emery. Ms. Harpen is a member of the Board of Directors and Chair of the Audit Committee of Starlight Children’s Foundation. She also is an American Bar Association (ABA) Presidential-appointed Special Advisor to the ABA Standing Committee on Professional Regulation, an appointed member of the Local Rules Advisory Committee of the United States District Court for the Central District of California, a Life Fellow of the American Bar Foundation, and a Fellow of the Litigation Counsel of America. She has served as the appointed Chair of both the State Bar of California Standing Committee on Professional Responsibility and Conduct and the State Bar of Nevada Standing Committee on Ethics and Professional Responsibility.  Ms. Harpen has a B.A. and J.D. from the University of Toledo.  She has also received a public leadership credential from the Harvard University John F. Kennedy School of Government.

Robert J. Tannor, has served as Chief Executive Officer, Managing Partner, General Partner and a board member of Tannor Capital Advisors LLC, investing manager for Tannor Partners Credit Fund, LP, since 2008.   From 2004 to 2008, Mr. Tannor served as Chairman and Chief Executive Officer of Westar Satellite Services, LP, a satellite communications company based in Dallas, Texas, where Mr. Tannor led a group of investors to purchase the company out of bankruptcy in 2005, restructure its operations, and sell the business in 2008.   From 2000 to 2004, Mr. Tannor was a senior industry practice leader and director at Ernst & Young in New York, focusing on corporate restructuring and distressed M&A.  Mr. Tannor is currently a board member of Overseas Military Sales Corporation, an authorized contractor serving U.S. armed forces clients on U.S. bases, providing the sale of vehicles to U.S. military and diplomatic clients located around the world.  Mr. Tannor holds a Bachelor of Science in Electric Power Engineering from Rensselaer Polytechnic Institute.  He completed a Finance and Entrepreneurship program at the London Business School and an Executive Education Program at the Harvard Business School.

Paragon Technologies, Inc., together with the other participants named herein, intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,298,076 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, Robert J. Tannor and Samuel S. Weiser will be the participants in the proxy solicitation. Mr. Tannor beneficially owns 213,733 shares of the company’s common stock through Tannor Partners Credit Fund LP, which is controlled by Mr. Tannor. Tannor Capital Advisors LLC is the general partner and investment manager of Tannor Partners Credit Fund LP, and Mr. Tannor is the sole officer and manager of Tannor Capital Advisors LLC. Mr. Tannor has the sole power to direct the voting and disposition of those shares. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES, WHEN AVAILABLE, SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.